Exhibit 99.1

Pluri CEO Issues Letter to Shareholders Announcing New Tech Collaboration, Cost Reduction in line with New Strategy and Financial Updates

●	New company strategy will reduce cash burn by approximately 30%, with $56M in cash on consolidated balance sheet

●	Leading European manufacturer of active pharmaceutical ingredients (APIs) to use Pluri’s 3D cell expansion technology, which aims to revolutionize the production of biologics by enabling cost-effective, sustainable, and cruelty-free ingredients

●	Agreement marks Pluri’s second tech collaboration following joint venture with Tnuva Group to develop cultivated food products

●	Substantial technology and cell manufacturing assets leveraged for greater value across multiple industries

HAIFA, Israel, September 29, 2022 – Pluri Inc. (Nasdaq: PLUR) (TASE: PLUR) (“Pluri” or the “Company”) (formerly known as Pluristem Therapeutics, Inc.), a leading biotechnology company, today issued the following update to shareholders from Chief Executive Officer and President Yaky Yanay announcing that it had signed its second technology collaboration agreement centered on Pluri’s 3D cell expansion platform and providing some financial status updates.

Dear fellow shareholders,

Today, I am proud to inform you that the strategy of using our robust 3D cell expansion assets to forge technology partnerships in a variety of industries continues to progress. It is becoming increasingly clear to us that our robust cell-based technology is ideally suited to meet the needs and drive innovation in a range of sectors. We believe that this will create long-term value for our shareholders.

Along with you, our shareholders, we are pioneering a biotech revolution to create a range of next-generation cell-based products that improve human wellbeing, increase sustainability, and advance solutions to humanity’s greatest challenges.

Biologics Collaboration Agreement for Pharma API Development & Manufacturing

Earlier this year, Pluri signed a landmark collaboration agreement with Tnuva Group, Israel’s largest food producer to establish a cultivated food platform based on Pluri’s technology. Today, I am pleased to announce an additional technology collaboration, this time in the biologics industry. Due to a confidentiality agreement with our partner, I can only share limited details at this stage, and we will provide more information once we are able to do so.

We have entered a collaboration agreement with one of the world’s leading manufacturers of specialty biologic APIs for liver and gastroenterological diseases. We believe that proof of concept with this agreement and APIs will open opportunities for us to serve additional API manufacturers in the rapidly growing, multi-billion-dollar biologics market.

As part of our collaboration with this major European company, our platform is being utilized to develop and manufacture a unique biologic API used in drugs that treat liver and gastroenterological diseases. The current source of this API is derived from animals that are sacrificed during the extraction process. The joint goal of the collaboration is to grow the specific cells needed for this API in our 3D cell expansion bioreactor systems that are capable of secreting the biological molecule without harming animals. We expect to generate revenues from this collaboration during the coming months.

Our cell expansion platform could prove to be a game-changer in the production of biologics, enabling cost-effective, sustainable, and cruelty-free ingredients. Biologic medications, made from live organisms, comprise a rapidly growing industry valued at $366 billion in 2021 and projected to grow to $720 billion by 2030. The biologic drugs segment represents a tremendous opportunity for our Company, combining our pharma-grade, regulator-approved manufacturing infrastructure and our deep knowledge and expertise in the pharma industry.

Plurinuva Advancing Cultivated Meat Products in One of the World’s Fastest Growing Industries

We believe there is a significant market opportunity for Pluri to become a global leader in cell expansion technology for the food industry. Cell expansion technology is the key to producing high-quality, mass-scale, cost-effective, cultivated food products in a more efficient and sustainable manner. Pluri is uniquely positioned with established pharma-grade expertise and state-of-the-art manufacturing facilities to capitalize on this new opportunity in cultivated foods, which is projected to grow into a $140 billion market for cultivated meat by 20301; $8.7 billion for cultivated fish and seafood by 20312; and ~$7 billion for cultivated dairy by 20323.

Plurinuva Ltd., our joint venture with Tnuva, is currently developing its first cultivated meat product. Completion of proof of concept is expected this year, followed by first product launch in 2023. We look forward to sharing more about these developments in the coming months.

The growth projected in the cultivated foods market is driven by the need for more ecologically and economically sustainable food production systems to feed a growing global population; rising awareness around the use and treatment of animals; and technological advancements that could make cultivated foods more economical, healthier and tastier than traditional animal-based food.

This burgeoning area of biotechnology is increasingly gaining global support, with the aim to promote food security and economic advancement. For example, U.S. President Joe Biden recently issued an “Executive Order on Advancing Biotechnology and Biomanufacturing Innovation for a Sustainable, Safe, and Secure American Bioeconomy” in support of advancing cultivated cell-based foods. Again, we see this as another indication that Pluri’s business strategy and assets are ideally suited to this moment.

Reduced Annual Burn Rate by 30% with $56M on Balance Sheet

Over the past few months, we have made significant cost reductions to align our business with our new strategy. Our annual cash burn is expected to decrease by over 30% — from $36 million to approximately $24 million. With approximately $56 million in cash reported as of June 30, 2022, combined with our new business strategy that potentially provides a shorter path to revenue generation, we believe Pluri is positioned to execute its growth strategy.

Substantial Technology and IP Assets Leveraged Across Multiple Industries

Our good manufacturing practice (GMP) 3D cell manufacturing facility and our portfolio of over 130 active patents granted globally were developed when we were primarily a healthcare biotech company focused on regenerative medicine. As we deploy our assets and know-how to additional industries including food-tech and biologics, Pluri continues to innovate and utilize its technology to revolutionize various industries.

To learn more:

●	Watch our 90-second explainer video

●	Dive deeper into Pluri’s strategy

●	Visit Pluri on the web

We wish all our shareholders well and a Happy New Year.

Best regards,

Yaky Yanay
Chief Executive Officer and President, Pluri

[1]	“The future of food”, 4 May 2021, Barclays news
[2]	https://www.factmr.com/report/fish-meal-market
[3]	https://www.futuremarketinsights.com/reports/cultured-dairy-blends-market

About Pluri Inc.

Pluri is pushing the boundaries of science and engineering to create cell-based products for commercial use and is pioneering a biotech revolution that promotes global wellbeing and sustainability. The Company’s technology platform, a patented and validated state-of-the-art 3D cell expansion system, advances novel cell-based solutions for a range of initiatives— from medicine and climate change to food scarcity, animal cruelty and beyond. Pluri’s method is uniquely accurate, scalable, cost-effective, and consistent from batch to batch. Pluri currently operates in the field of regenerative medicine and food-tech and aims to establish partnerships that leverage the Company’s 3D cell-based technology to additional industries that require effective, mass cell production. To learn more, visit us at www.pluri-biotech.com or follow us on LinkedIn and Twitter.

Safe Harbor Statement

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. For example, Pluri is using forward-looking statements when it discusses plans for future product development, its commercialization activities, its opportunities, the benefits that may be derived from its new strategy, including cost savings, potential creation of long-term value for shareholders, the benefits to be derived from its additional technology collaboration in the biologics industry, the expected timing and revenue generation from the second technology collaboration,  the expected timing of the proof of concept and first product launch for its cultured meat product, that its new business strategy potentially provides a shorter path to revenue generation, potential customers who are interested in cell development and manufacturing contracts and its belief that its new business strategy magnifies the value of its assets and that its unique cell manufacturing technology can revolutionize various industries. These forward-looking statements and their implications are based on the current expectations of the management of Pluri only and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements about Pluri: changes in technology and market requirements; Pluri may encounter delays or obstacles in launching and/or successfully completing its clinical trials, if necessary; its products may not be approved by regulatory agencies, its technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; it may be unable to retain or attract key employees whose knowledge is essential to the development of its products; unforeseen scientific difficulties may develop with its processes; its products may wind up being more expensive than it anticipates; results in the laboratory may not translate to equally good results in real clinical settings; its patents may not be sufficient; its products may harm recipients or consumers; changes in legislation with an adverse impact; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Pluri to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Pluri undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting Pluri reference is made to Pluri’s reports filed from time to time with the Securities and Exchange Commission.

Media Contacts

Investors: investor.relations@pluri-biotech.com

Israel Media: Shachar Yental at shacharye@gitam.co.il

U.S. Media: Nathan Miller at nathan@miller-ink.com / Meira Feinman at meira@miller-ink.com

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